EXHIBIT 99.1

CONTACTS

EpiCept Corporation: 777 Old Saw Mill River Road Tarrytown, NY 10591 Robert W. Cook (914) 606-3500 rcook@epicept.com	Investors: Lippert/Heilshorn & Associates Kim Sutton Golodetz (212) 838-3777 kgolodetz@lhai.com or Bruce Voss (310) 691-7100 bvoss@lhai.com

Media: Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EPICEPT DISCONTINUES DRUG DISCOVERY OPERATIONS AND REDUCES WORKFORCE

RESOURCES TO FOCUS ON CEPLENE® AND CLINICAL PIPELINE

TARRYTOWN, N.Y. (January 12, 2009) – EpiCept Corporation (Nasdaq and OMX Nordic Exchange: EPCT) announced today that it is discontinuing all drug discovery activities and implementing an approximate 65% reduction in its workforce. EpiCept will direct its resources toward the registration of Ceplene® in North America and clinical development programs. When complete, these actions are expected to reduce annual expenses by at least $5.5 million.

“This is a difficult decision and is largely attributable to the current financing environment, but in taking these actions we will help ensure that EpiCept has the resources to execute our development strategies for our most advanced opportunities," stated Jack Talley, President and Chief Executive Officer of EpiCept. "We are currently focused on partnering Ceplene® in Europe and pursuing regulatory approval of Ceplene in the U.S. and Canada. In addition, we look forward to advancing our other drug candidates through key clinical trials, such as our Phase 1b development program for EPC 2407 in patients with advanced solid tumors and lymphomas."

Under the workforce reduction plan, most of the affected positions will be eliminated immediately and the remainder will be eliminated over the next three to six months. The Company expects to incur a one-time charge during the first quarter of 2009 of approximately $2.5 million in connection with the closing of the San Diego facility. EpiCept plans to offer the proprietary ASAP drug discovery technology for sale or partnering to an interested party.

Mr. Talley continued, "We greatly appreciate the dedication and significant contributions of the employees affected by this decision, particularly those who were with Maxim during the initial development of Ceplene."

About EpiCept Corporation

EpiCept is focused on unmet needs in the treatment of cancer and pain. The Company's broad portfolio of pharmaceutical product candidates includes Ceplene®, a cytokine immunomodulator that recently received marketing authorization in Europe for the remission maintenance of AML patients, and several pain therapies in clinical development. In addition, EpiCept's ASAP technology, a proprietary live cell high-throughput caspase-3 screening technology, can efficiently identify new cancer drug candidates and molecular targets that selectively induce apoptosis in cancer cells. Two oncology drug candidates currently in clinical development that were discovered using this technology have also been shown to act as vascular disruption agents in a variety of solid tumors.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on EpiCept's current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that we may not realize our anticipated cost savings, the risks associated with the adequacy of our existing cash resources, our need to raise additional financing to continue to meet our capital needs and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements or that we may default on our loans or that our lenders may declare the Company in default or that our secured lender would seek to sell our assets, the risk that the Company's securities may be delisted by The Nasdaq Capital Market or the OMX Nordic Exchange and that any appeal of the delisting determination may not be successful, the risk that Ceplene® will not receive regulatory approval or marketing authorization in the U.S. or Canada, the risk that Ceplene® will not be launched in Europe in the first half of 2009 or achieve significant commercial success, the risk that we are unable to find a suitable marketing partner for Ceplene® on attractive terms, a timely basis or at all, the risk that any required post-approval clinical study will not be successful, the risk that EpiCept will not be able to maintain its final regulatory approval or marketing authorization, the risk that Myriad's development of Azixa™ will not be successful, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myriad, the risk that the development of our other apoptosis product candidates will not be successful, the risk that we will not be able to find a buyer for our ASAP technology, the risk that clinical trials for NP-1, including our current clinical trial in PHN, or EPC-2407 will not be successful, the risk that NP-1 or EPC-2407 will not receive regulatory approval or achieve significant commercial success, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our other product candidates, the risks associated with our dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in EpiCept's periodic reports, including its reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in EpiCept's filings, which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

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EPCT-GEN

*Azixa is a registered trademark of Myriad Genetics, Inc.